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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           ACT TELECONFERENCING, INC.
               ---------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                      -------------------------------------
                         (Title of Class of Securities)

                                   000955 10 4
                              --------------------
                                 (CUSIP Number)

                                JANUARY 17, 2001
               ---------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /  Rule 13d-1(b)
         /X/  Rule 13d-1(c)
         / /  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 5 Pages

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                                                     ---------------------------
                                                               Page 2 of 5 Pages
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---------------------------
CUSIP NO.   000955 10 4               13G
---------------------------

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1       NAME OF REPORTING PERSON:    David Holden
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) / /
        (b) /X/
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3       SEC USE ONLY
-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United Kingdom
-------------------------------------------------------------------------------
                              5 SOLE VOTING POWER
           NUMBER OF
                                402,860
            SHARES
                             --------------------------------------------------
         BENEFICIALLY         6 SHARED VOTING POWER

           OWNED BY             0
                             --------------------------------------------------
             EACH             7 SOLE DISPOSITIVE POWER

       REPORTING PERSON         402,860

             WITH:           --------------------------------------------------
                              8 SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        402,860
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
        / /

-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            6.6%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                   IN

-------------------------------------------------------------------------------

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                                                     ---------------------------
                                                               Page 3 of 5 Pages
                                                     ---------------------------

ITEM 1.

         (a)      NAME OF ISSUER:   ACT Teleconferencing, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1658 Cole Boulevard, Suite 130
                  Golden, Colorado  80401
ITEM 2.

         (a)      NAME OF PERSON FILING:  David Holden

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           41 Kingsend
                           Ruislip
                           Middlesex HA4 7DD
                           England

         (c)      CITIZENSHIP:      United Kingdom

         (d)      TITLE OF CLASS OF SECURITIES:      Common Stock

         (e)      CUSIP NUMBER:     000955  10  4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a) / /  Broker or Dealer registered under Section 15 of the Act.

         (b) / /  Bank as defined in Section 3(a)(6) of the Act.

         (c) / /  Insurance Company as defined in Section 3(a)(19) of the Act.

         (d) / / Investment Company registered under Section 8 of the Investment Company Act of 1940.

         (e) / /  Investment Adviser in accordance
                  with Section 240.13d-1(b)(1)(ii)(E).

         (f) / / Employee Benefit Plan or Endowment Fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

         (g) / /  Parent Holding Company, in accordance
                  with Section 240.13d-1(b)(ii)(G) (Note: See Item 7).

         (h) / / Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act.
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                                                               Page 4 of 5 Pages
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         (i) / /  Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

         (j) / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

         Not applicable

ITEM 4.      OWNERSHIP:


              (a) Amount beneficially owned: 349,210 shares of Common Stock and options exercisable within 60 days of January 17, 2001 to purchase 53,650 shares of Common Stock.

              (b) Percent of Class: 6.6%, assuming exercise of all options exercisable within 60 days of January 17, 2001.

              (c) Of the shares beneficially owned by the Reporting Person, he has the power to vote or dispose of the shares as follows:

                  (i) Sole power to vote or direct the vote: 402,860 shares of Common Stock (including options)
                  (ii)     Shared power to vote or direct the vote: 0
                  (iii)    Sole power to dispose or direct the disposition of:
                           402,860 shares of Common Stock (including options)
                  (iv)     Shared power to dispose or direct the disposition of:
                           0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

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                                                     ---------------------------
                                                               Page 5 of 5 Pages
                                                     ---------------------------

ITEM 10. CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 7, 2001                     /s/ David Holden
                                             ---------------------------------
                                                  David Holden